August 4, 2017

Atkore Names Wilbert W. James, Jr. and Justin A. Kershaw to Board of Directors

Harvey, Illinois, August 4, 2017 (BusinessWire) -- Atkore International Group Inc. (“Atkore”) (NYSE: ATKR), today announced the appointment of Wilbert "Wil" W. James, Jr. and Justin A. Kershaw to the company’s Board of Directors. Their appointment gives the company eleven directors, six of whom are independent.

"We are pleased to welcome Wil and Justin to our Board," said Philip Knisely, Chairman of Atkore. "Their expertise and demonstrated successes strengthen our Board's breadth of talent and background and enable Atkore to benefit from their valuable contributions."

John Williamson, President and CEO of Atkore noted, "Together, Wil and Justin bring a wealth of experience across operations, finance, and information technology disciplines. I look forward to their guidance and counsel as Atkore continues its focus on delivering greater value to our customers, employees and stockholders."

About Wilbert “Wil” James, Jr.
Mr. James is President of Toyota Motor Manufacturing, Kentucky, Inc., which is Toyota Motor Corporation’s largest vehicle manufacturing plant in the world by capacity. Mr. James began his career with Toyota in 1987, where he held various roles, including his current position, which he has held since June 2010. Mr. James serves on the Boards of Central Bank & Trust Co. and the Kentucky Chamber of Commerce. Mr. James also is a trustee of the National Urban League and a member of the Executive Leadership Council. Mr. James earned an Associate in Applied Science degree from Old Dominion in 1976, and a Bachelor of Science in Mechanical Engineering Technology from Old Dominion University in 1978, as well as an honorary doctorate of engineering from the University of Kentucky in 2013 and an honorary degree from the University of Pikeville in 2015.

About Justin Kershaw
Mr. Kershaw is Chief Information Officer and Corporate Vice President of Cargill, Inc., a leading provider of food, agricultural, financial and industrial products. Previously, he was Chief Information Officer and Senior Vice President at Eaton Corporation plc from 2006 to 2012. Mr. Kershaw worked at W.L. Gore and Associates, Inc. from 1996 to 2006, including serving as Chief Information Officer for nine years. Prior to W.L. Gore, he worked at General Electric Corporation for eight years, where he held various roles in software and system engineering. Mr. Kershaw earned a Bachelor of Arts in Economics from La Salle University in 1983.

About Atkore International Group Inc.
Atkore International Group Inc. is a leading manufacturer of Electrical Raceway products primarily for the non-residential construction and renovation markets and Mechanical Products & Solutions for the construction and industrial markets. The company manufactures a broad range of end-to-end integrated products and solutions that are critical to its customers’ business and employs approximately 3,100 people at 51 manufacturing and distribution facilities worldwide. The company is headquartered in Harvey, Illinois.

Contact: Lisa Winter
Vice President-Communications
Atkore International
708 225-2453